CALVERT IMPACT FUND, INC.

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

            The Fund below is entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated October 31, 2000, and which will pay annual fees to CIAS pursuant to the Agreement.

Calvert Global Water Fund

Class I              0.15%

            For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

CALVERT IMPACT FUND, INC.

            BY: /s/William M. Tartikoff

                        William M. Tartikoff

                        Vice President and Secretary

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.

            BY: /s/Ronald M. Wolfsheimer

                        Ronald M. Wolfsheimer

                        Executive Vice President, Chief Financial and Administrative Officer

Effective Date: January 31, 2014